UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FTAI Aviation Ltd.

 (Exact name of registrant as specified in its charter)

Cayman Islands (State of incorporation or organization) 1345 Avenue of the Americas, 45th Floor New York, New York (Address of principal executive offices)	98-1420783 (IRS Employer Identification No.) 10105 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Fixed-Rate Reset Series D Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share	Name of each exchange on which each class is to be registered The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-270042

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereunder are 9.500% Fixed-Rate Reset Series D Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share, with a liquidation preference of $25.00 per share (the “Series D Preferred Shares”). The descriptions of the terms of the Series D Preferred Shares set forth under the heading “Description of the Series D Preferred Shares” in FTAI Aviation Ltd.’s (the “Company”) Prospectus Supplement, dated March 8, 2023, and under the heading “Description of Shares” in the accompanying prospectus that constitutes a part of the Company’s Shelf Registration Statement on Form S-3ASR (File No. 333-270042) filed under the Securities Act of 1933, as amended, are incorporated herein by reference.

Item 2.	Exhibits.

3.1
Amended and Restated Memorandum and Articles of Association of FTAI Aviation Ltd. (incorporated by reference to Exhibit 3.1 of FTAI Aviation Ltd.’s Current Report on Form 8-K12B, filed on November 14, 2022)

4.1	Share Designation with respect to the 9.500% Fixed-Rate Reset Series D Cumulative Perpetual Redeemable Preferred Shares of FTAI Aviation Ltd., dated as of March 15, 2023

4.2	Form of certificate representing the 9.500% Fixed-Rate Reset Series D Cumulative Perpetual Redeemable Preferred Shares of FTAI Aviation Ltd.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 15, 2023
FTAI AVIATION LTD.

	By:	/s/ Eun (Angela) Nam
Eun (Angela) Nam
Chief Financial Officer